Exhibit 99.3

PHOTRONICS, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	February 2, 2020	October 31, 2019

Assets

Current assets:
Cash and cash equivalents	$218,309	$206,530
Accounts receivable	141,720	134,454
Inventories	49,673	48,155
Other current assets	31,202	38,388

Total current assets	440,904	427,527

Property, plant and equipment, net	619,935	632,441
Intangible assets, net	6,847	7,870
Other assets	57,774	50,827

Total assets	$1,125,460	$1,118,665

Liabilities and Equity

Current liabilities:
Debt	$17,934	$10,873
Accounts payable and accrued liabilities	139,720	141,081

Total current liabilities	157,654	151,954

Long-term debt	36,449	41,887
Other liabilities	18,556	13,732

Photronics, Inc. shareholders' equity	770,676	769,892
Noncontrolling interests	142,125	141,200
Total equity	912,801	911,092

Total liabilities and equity	$1,125,460	$1,118,665